U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )

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ZIOPHARM ONCOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ZIOPHARM Oncology, Inc.
1180 Avenue of the Americas, 19th Floor
New York, New York 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the stockholders of ZIOPHARM Oncology, Inc.:

Please take notice that the Annual Meeting of Stockholders of ZIOPHARM Oncology, Inc. (the “Company”) will be held, pursuant to due call by the Board of Directors of the Company, at the New York Academy of Sciences Building, 7 World Trade Center, 250 Greenwich Street, 40th Floor, New York, NY 10007, on Wednesday, April 25, 2007, at 10:00 a.m. Eastern Time, or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:

1. To elect eight directors;

2. To approve an amendment to the Company’s 2003 Stock Option Plan to increase the number of shares of common stock reserved for issuance thereunder from 2,002,436 shares to 4,002,436 shares.

3. To ratify the appointment of Vitale, Caturano & Company, Ltd. as the independent registered public accounting firm of the Company for fiscal 2007; and

4. To transact any other business as may properly come before the meeting or any adjournments thereof.

Pursuant to action of the Board of Directors, stockholders of record on March 21, 2007 will be entitled to vote at the meeting or any adjournments thereof.

A proxy for the annual meeting is enclosed. You are requested to fill in and sign the proxy, which is solicited by the Board of Directors, and mail it promptly in the enclosed envelope. Adoption of each proposal requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock present and entitled to vote at the annual meeting.

By Order of the Board of Directors

ZIOPHARM Oncology, Inc.

Richard Bagley, President, Chief Operating Officer
and Chief Financial Officer

March 30, 2007

Proxy Statement
of
ZIOPHARM Oncology, Inc.

1180 Avenue of the Americas, 19th Floor
New York, New York 10036

Annual Meeting of Stockholders
to be held
April 25, 2007

_________________

VOTING BY PROXY AND REVOCATION OF PROXIES

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of ZIOPHARM Oncology, Inc. (periodically referred to in this proxy statement as the “Company”) to be used at the annual meeting of our stockholders to be held on Wednesday, April 25, 2007 at 10:00 a.m. Eastern Time, at the New York Academy of Sciences Building, 7 World Trade Center, 250 Greenwich Street, 40th Floor, New York, NY 10007, or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:

1. To elect eight directors;

2. To approve an amendment to the Company’s 2003 Stock Option Plan to increase the number of shares of common stock reserved for issuance thereunder from 2,002,436 shares to 4,002,436 shares;

3. To ratify the appointment of Vitale, Caturano & Company, Ltd. as the independent registered public accounting firm of the Company for fiscal 2007; and

4. To transact any other business as may properly come before the meeting or any adjournments thereof.

The approximate date on which this proxy statement and the accompanying proxy were first sent or given to stockholders was March 30, 2007. Each stockholder who signs and returns a proxy in the form enclosed with this proxy statement may revoke the proxy at any time prior to its use at the annual meeting by giving notice of such revocation to the Company in writing, in open meeting or by executing and delivering a new proxy to the Chief Financial Officer of the Company. Unless so revoked, the shares represented by each proxy will be voted at the annual meeting and at any adjournments thereof. Presence at the annual meeting of a stockholder who has signed a proxy does not, alone, revoke that proxy; revocation must be announced by the stockholder at the time of the meeting. All shares which are entitled to vote and are represented at the annual meeting by properly executed proxies received prior to or at the annual meeting, and not revoked, will be voted at the annual meeting and any adjournments thereof.

VOTING PROCEDURES

Only holders of record of the Company’s common stock at the close of business on March 21, 2007, the “Record Date” for the annual meeting, are entitled to notice of and to vote at the annual meeting. On the Record Date, there were 21,182,948 shares of common stock outstanding. Each share of common stock entitles the holder thereof to one vote upon each matter to be presented at the annual meeting. A quorum, consisting of a majority of the outstanding shares of the common stock entitled to vote at the annual meeting, must be present, either in person or represented by proxy, for each matter presented at the annual meeting before action may be taken on that matter.

Each proxy returned to the Company will be voted in accordance with the instructions indicated thereon. Adoption of each proposal requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the annual meeting.

Unless a contrary choice is specified, all shares represented by proxies will be voted: FOR the election of the director nominees named in this proxy statement; FOR the increase in the number of shares of common stock reserved for issuance under the Company’s 2003 Stock Option Plan from 2,002,436 shares to 4,002,436 shares; and FOR ratification of Vitale, Caturano & Company, Ltd.’s appointment as our independent registered public accounting firm for fiscal 2007. If any director nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for that director nominee may be voted for a substitute director nominee selected by the Company’s Board of Directors.

A stockholder who abstains with respect to any proposal is considered to be present and entitled to vote on that proposal, and is in effect casting a negative vote. A stockholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on any proposal shall not be considered present and entitled to vote on that proposal.

The Board of Directors unanimously recommends that you vote “FOR” each of the proposals set forth above.

While the Board of Directors knows of no other matters to be presented at the annual meeting or any adjournment thereof, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxy holders.

ELECTION OF DIRECTORS
(Proposal One)

The Board of Directors currently consists of eight directors, each of whom has been nominated for re-election by the Board of Directors. If re-elected, each nominee has consented to serve as a director of the Company, to hold office until the next annual meeting of stockholders, or until his successor is elected and shall have qualified.

Set forth below is information regarding the individuals nominated for election to the Board of Directors, which includes information furnished by them as to their principal occupations for the last five years, certain other directorships held by them, and their ages as of the date of this proxy statement.

Name and Age of Director and Nominee	Principal Occupation, Business Experience for the Past Five Years and Directorships in Public Companies	Director Since
Jonathan Lewis, M.D., Ph.D. Age 48	Dr. Lewis is Chief Executive Officer and a Director, serving in these capacities since January 2004. From July 1994 until June 2001, Dr. Lewis served as Professor of Surgery and Medicine at Memorial Sloan-Kettering Cancer Center. He has been actively involved in leading translational and clinical research in cancer, and is widely recognized by patient advocacy groups. He has received numerous honors and awards in medicine and science, including the ASCO young investigator award, the Yale University Ohse award, and the Royal College of Surgeons Trubshaw Medal. He served as Chief Medical Officer and Chairman of the Medical Board at Antigenics, Inc. from June 2000 until November 2003. He serves as a Director on the Board of POPPA (the Police Organization Providing Peer Assistance) of the New York Police Department (NYPD). He serves on the Medical Advisory Board of the Sarcoma Foundation of America.	2005
Richard E. Bagley Age 63	Mr. Bagley is President, Chief Operating Officer and a Director, serving in these capacities since July 2004. Additionally, Mr. Bagley has been Chief Financial Officer and Treasurer since March 2005. Mr. Bagley initiated a career in pharmaceuticals in 1968 with Smith Kline and French Laboratories, leaving in 1985 after launching Tagamet in the U.S. as Vice President for Product Management and serving as President in the over-the-counter/consumer group. From 1985-1990, Mr. Bagley served in several capacities at Squibb Corporation including as President of E. R. Squibb & Sons, U.S. in 1988 and 1989. He subsequently worked in the biotechnology industry as Director, Chief Executive Officer and President of ImmuLogic Pharmaceutical Corporation from 1990 to 1994, as Director, Chief Executive Officer and Chairman of ProScript, Inc. from 1994 to 1998, as Director, President and Chief Executive Officer of AltaRex Corp. from 1998 to May 2003, and thereafter as a part time consultant and senior advisor.	2005

Name and Age of Director and Nominee	Principal Occupation, Business Experience for the Past Five Years and Directorships in Public Companies	Director Since
Murray Brennan, M.D. Age 66	Dr. Brennan is Emeritus Chairman of Memorial Sloan-Kettering's Department of Surgery and previously served as Chairman since 1985. He is widely regarded as being one of the best and most famous surgeons in the world. Dr. Brennan has lectured and been a visiting professor throughout the world and has authored more than 800 scientific papers. He has served as Director of the American Board of Surgery, Chairman of the American College of Surgeons Commission on Cancer, President of the Society of Surgical Oncology, and President of the American Surgical Association, the oldest and most prestigious surgical association in the United States. Dr. Brennan is currently Vice President of the American College of Surgeons, and a member of the National Academy of Sciences. He is the recipient of numerous honors and medals for his leadership of surgery and oncology worldwide.	2005
James Cannon Age 68	James (Jim) Cannon is Vice Chairman, Chief Financial Officer and a member of the Board of Directors of BBDO Worldwide. In these capacities, he oversees the financial management of BBDO operations in 77 countries. Jim joined BBDO in 1967, was promoted to Chief Financial Officer of the agency in 1984, and was elected to its Board of Directors one year later. An integral member of the team that formed Omnicom via a unique three-agency merger of BBDO, DDB and Needham Harper & Steers, Jim became Comptroller of the new group (NYSE: OMC) and a member of its Board of Directors in 1986, a position he held through 2002. In 1987, he was appointed Director of Financial Operations of the Omnicom Group, serving in this capacity until early 1989 when he rejoined BBDO Worldwide as Executive Vice President and Chief Financial Officer. His return was concurrent with that of Allen Rosenshine who became Chairman and Chief Executive Officer of BBDO after heading Omnicom. Jim was promoted to Vice Chairman of the agency in 1990. Jim is a graduate of Pace University and served in the US Marine Corps.	2005

Name and Age of Director and Nominee	Principal Occupation, Business Experience for the Past Five Years and Directorships in Public Companies	Director Since
Senator Wyche Fowler, Jr., J.D. Age 66	Senator Wyche Fowler, Jr. served for 16 years in the United States Congress. In the US Senate, he served as assistant floor leader, helping mould a bipartisan consensus for major public policy issues. Senator Fowler was a member of the Senate Appropriations, Budget, Energy and Agriculture Committees. First elected to the US House of Representatives, he was a member of the Ways and Means and Foreign Affairs Committees, as well as the Select Committee on Intelligence. President Clinton appointed Senator Fowler US Ambassador to the Kingdom of Saudi Arabia from 1996 through 2001. On his return, the FBI awarded him its highest civilian honor, The Jefferson Cup, for his assistance in combating terrorism and for helping solve terrorism crimes against the US military in Saudi Arabia. He was named Lion of Judah by the State of Israel for successfully freeing Soviet Jew Yakov Gluzman. Senator Fowler is now engaged in an international business and law practice, and also serves as Chairman of the Board of the Middle East Institute, a non-profit foundation in Washington, DC.	2005
Gary S. Fragin Age 60	Gary S. Fragin has more than 30 years of experience on Wall Street. He is currently Managing Partner of Fragin Asset Management, LP and the Managing Director and Chief Operating Officer of Silar Advisors, LP. Mr. Fragin was the General Partner and Chief Administrative/Operating Officer of Steinhardt Organization, one of the largest and most successful hedge funds in existence at that time. Prior to that, Mr. Fragin was a Partner, Director of Trading, and member of the Management Committee and Executive Committee at Oppenheimer and Co. He holds a BS degree from Vanderbilt University, and an MBA from Columbia University.	2005
Timothy McInerney Age 46	Since 1992, Mr. McInerney has been a Managing Director of Paramount BioCapital, Inc. where he oversees the overall distribution of Paramount's private equity product. Prior to 1992, Mr. McInerney was a research analyst focusing on the biotechnology industry at Ladenburg, Thalman & Co. Prior to that, Mr. McInerney held equity sales positions at Bear Sterns & Co. and Shearson Lehman Brothers, Inc. Mr. McInerney also has worked in sales and marketing for Bristol-Myers Squibb. He received his B.S. in pharmacy from St. John's University at New York. He also completed a post-graduate residency at the New York University Medical Center in drug information systems.	2005

Name and Age of Director and Nominee	Principal Occupation, Business Experience for the Past Five Years and Directorships in Public Companies	Director Since
Michael Weiser, M.D., Ph.D. Age 44	Dr. Weiser is a Director of the Company and has served on ZIOPHARM's Board of Directors since ZIOPHARM's inception. Dr. Weiser is currently founder and Co-Chairman of Actin Capital, LLC and Actin Biomed, a New York based healthcare investment firm. Prior to joining Actin, Dr. Weiser was the Director of Research of Paramount BioCapital. In addition to serving on the Boards of Directors of several privately-held companies, Dr. Weiser currently serves on the Board of Directors of Manhattan Pharmaceuticals, Inc, Chelsea Therapeutics International, Ltd., Emisphere Technologies, Inc., Hana Biosciences, Inc., Vioquest Pharmaceuticals, Inc. and Paramount Acquisition Corp.	2005

EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers of the Company

Name and Title	Age	Principal Occupation, Business Experience for the Past Five Years and Directorships in Public Companies
Jonathan Lewis, M.D., Ph.D. Chief Executive Officer	48	See “Election of Directors (Proposal One)” – above.
Richard E. Bagley President, Chief Operating Officer, Chief Financial Officer, and Treasurer	63	See “Election of Directors (Proposal One)” – above.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by (i) each individual serving as the Company’s Chief Executive Officer during the fiscal year ended December 31, 2006; and (ii) each other individual that served as an Executive Officer of the Company as of December 31, 2006 and whose total compensation received from the Company during such fiscal year (other than non-qualified deferred compensation earnings, if any) exceeded $100,000 (collectively, the “named executives”).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(8)		All Other Compensation ($)		Total ($)
Dr. Jonathan Lewis, M.D., Ph.D. Chief Executive Officer	2006	$350,000	$310,000	(1)	$1,039,930	(2)	$5,369	(3)	$1,705,299
Richard E. Bagley President, Chief Operating Officer, Chief Financial Officer, and Treasurer	2006	$250,000	$100,000	(4)	$553,757	(5)	$0		$903,757
Robert P. Gale, M.D., Ph.D, D.Sc.(6) Senior Vice President Research	2006	$250,000	$150,000	(7)	$130,137		$0		$530,137

(1)	Includes an annual guaranteed bonus of $250,000 required under the terms of Dr. Lewis’ employment agreement with the Company for work performed in fiscal 2006 and an additional $60,000 discretionary bonus approved by the compensation committee based on Dr. Lewis’ fiscal 2006 job performance.
(2)	During fiscal 2006, the Company granted Dr. Lewis options to purchase 244,315 shares of the Company’s common stock as follows: (i) options to purchase 214,315 shares of common stock at a per share exercise price of $5.01 were granted on April 26, 2006, which options were exercisable upon the date of grant; and (ii) options to purchase 30,000 shares of common stock at a per share exercise price of $6.49 were granted on December 13, 2006, which options vest in annual installments over three years.
(3)	Amount represents the dollar value of life insurance premiums paid by the Company for the benefit of Dr. Lewis during fiscal 2006.
(4)	Includes an annual guaranteed bonus of $50,000 required under Mr. Bagley’s employment agreement with the Company for worked performed in fiscal 2006 and an additional $50,000 discretionary bonus approved by the compensation committee based on Mr. Bagley’s fiscal 2006 job performance.
(5)	During fiscal 2006, the Company granted Mr. Bagley options to purchase 114,873 shares of the Company’s common stock as follows: (i) options to purchase 94,873 shares of common stock at a per share exercise price of $5.01 were granted on April 26, 2006, 74,873 of which were exercisable upon the date of grant and 20,000 of which vest on December 14, 2006; and (ii) options to purchase 20,000 shares of common stock at a per share exercise price of $6.49 were granted on December 13, 2006, which options vest in annual installments over three years.
(6)	On January 13, 2007, the Company’s employment agreement with Dr. Gale expired by its terms. Upon such expiration, the Company entered into a one year agreement with Dr. Gale pursuant under which Dr. Gale was to serve in a consulting capacity as Chief Scientific Advisor. Such agreement required the Company to pay Dr. Gale $100,000 for advisory services rendered, pay the cost of COBRA continuation coverage for Dr. Gale during the one year term of the agreement and reimburse Dr. Gale for travel expenses incurred in connection with his performance of consulting services. In addition, the Company agreed to accelerate the vesting of all stock options held by Dr. Gale. As of March 14, 2007, Dr. Gale voluntarily terminated his consulting agreement with the Company.

(7)	Amount represents an annual guaranteed bonus of $150,000 required under Dr. Gale’s employment agreement with the Company for worked performed in fiscal 2006.
(8)	Amounts listed reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of award pursuant to the Company’s 2003 Stock Option Plan and thus may include amounts related to awards granted in and prior to 2006. Assumptions used in the calculation of this amount are included in footnote 2 to the Company’s audited financial statements for the fiscal years ended December 31, 2006 included in the Company Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on February 13, 2007.

Description of Employment Agreements and Related Compensation

Employment Agreement with Jonathan Lewis, M.D., Ph.D.

During the fiscal year ended December 31, 2006, Dr. Jonathon Lewis served as the Company’s Chief Executive Officer under a written three-year employment agreement dated January 8, 2004. Under the agreement, Dr. Lewis receives an annual base salary of $350,000 and a guaranteed annual bonus of $250,000. In addition, Dr. Lewis is eligible to receive an annual discretionary bonus of up to 100% of his base salary, as determined by the compensation committee of our Board of Directors, as well as stock options that may be granted in the discretion of the compensation committee.

The Company’s practice is to evaluate compensation and related job performance at the end of each fiscal year and grants cash bonuses and/or stock options to employees based upon such evaluation. During fiscal 2006, the compensation committee determined to pay Dr. Lewis a discretionary bonus of $60,000 for his job performance in fiscal 2006. This determination was based on the Company’s meeting or exceeding its previously set 2006 performance targets and Dr. Lewis meeting or exceeding the individual performance objectives contemplated at the beginning of his three-year employment contract. The compensation committee also took into consideration the fact that Dr. Lewis had not received previous discretionary bonuses, despite meeting or exceeding the performance objectives, due in part to the development-stage nature of the Company and its need for available cash. In addition, the Company granted Dr. Lewis a year-end stock option to purchase 30,000 shares of common stock at a per share exercise price of $6.49, which options vest in annual installments over three years. Dr. Lewis also received options to purchase 214,315 shares of common stock, as discussed below under “2005 Contingent Year-End Stock Option Grants” and “Anti-Dilution Options and Related Make-Up Grants.”

On December 21, 2006, the Company and Dr. Lewis entered into a written extension to his existing employment agreement pursuant to which the Company extended the term of Dr. Lewis’ employment to January 8, 2008 and increased Dr. Lewis’ annual base salary to $385,000.

Employment Agreement with Richard E. Bagley

During the fiscal year ended December 31, 2006, Mr. Richard E. Bagley served as the Company’s President, Chief Operating Officer, Chief Financial Officer, and Treasurer under a written three-year employment agreement dated July 21, 2004. Under the agreement, Mr. Bagley receives an annual base salary of $250,000 and a guaranteed annual bonus of $50,000. In addition, Mr. Bagley is eligible to receive an annual discretionary bonus as determined by the compensation committee of our Board of Directors, as well as stock options that may be granted at the discretion of the compensation committee.

During fiscal 2006, the compensation committee determined to pay Mr. Bagley a discretionary bonus of $50,000 for his job performance in fiscal 2006. This determination was based on the Company’s meeting or exceeding its previously set 2006 performance targets. In addition, the Company granted Mr. Bagley a year-end stock option to purchase 20,000 shares of common stock at a per share exercise price of $6.49, which options vest in annual installments over three years. Mr. Bagley also received options to purchase 94,873 shares of common stock, as discussed below under “2005 Contingent Year-End Stock Option Grants” and “Anti-Dilution Options and Related Make-Up Grants.”

Employment Agreement with Robert Peter Gale, M.D., Ph.D., D.Sc.

During the fiscal year ended December 31, 2006, Dr. Robert Peter Gale served as Senior Vice President of Research of the Company under a written three-year employment agreement dated January 14, 2004. Under the agreement, Dr. Gale receives an annual base salary of $250,000 and a guaranteed annual bonus of $150,000. In addition, Dr. Gale is eligible to receive an annual discretionary bonus as determined by the compensation committee of our Board of Directors, as well as stock options that may be granted at the discretion of the compensation committee. The compensation committee did not award a discretionary cash bonus or year-end stock option to Dr. Gale for fiscal 2006. However, Dr. Gale did receive an option in fiscal 2006 to purchase 25,000 shares of common stock, as discussed below under “2005 Contingent Year-End Stock Option Grants.”

On January 13, 2007, the Company’s employment agreement with Dr. Gale expired by its terms. Upon such expiration, the Company entered into a one year agreement with Dr. Gale pursuant under which Dr. Gale was to serve in a consulting capacity as Chief Scientific Advisor. Such agreement required the Company to pay Dr. Gale $100,000 for advisory services rendered, pay the cost of COBRA continuation coverage for Dr. Gale during the one year term of the agreement and reimburse Dr. Gale for travel expenses incurred in connection with his performance of consulting services. In addition, the Company agreed to accelerate the vesting of all stock options held by Dr. Gale. As of March 14, 2007, Dr. Gale voluntarily terminated his consulting agreement with the Company.

2005 Contingent Year-End Stock Option Grants

The Company’s practice is to evaluate compensation and related job performance at the end of each fiscal year and grant cash bonuses and/or stock options to employees based upon such evaluation. At the end of fiscal 2005, the Company did not have a sufficient number of shares reserved for issuance under its 2003 Stock Option Plan to satisfy the year-end option grants recommended by the Board of Directors. As such, Dr. Lewis, Mr. Bagley and Dr. Gale were granted options to purchase 75,000, 40,000 and 25,000 shares, respectively, that were specifically contingent upon the Company’s stockholders approving an increase in the number of shares reserved for issuance under the 2003 Stock Option Plan. Such approval was obtained at the 2006 annual stockholders’ meeting held April 26, 2006, after which the options to Dr. Lewis, Mr. Bagley and Dr. Gale were priced at $5.01 per share. Due to the contingent nature of the options when granted, the vesting of such options was accelerated from the normal three-year vesting schedule. The option granted to Dr. Lewis was exercisable in its entirety upon the date of grant and the options granted to Mr. Bagley and Dr. Gale were exercisable with respect to half their shares upon the date of grant, with the remaining shares vesting on December 14, 2006 (the one year anniversary of the contingent grant date).

Anti-Dilution Options and Related Make-Up Grants

Under the respective employment agreements, Dr. Lewis and Mr. Bagley received options to purchase up to 5% and 3% of Company’s common stock, respectively, as the commencement of their respective employment with the Company (January 8, 2004 for Dr. Lewis and July 1, 2004 with respect to Mr. Bagley). The share exercise prices of the options granted to Dr. Lewis and Mr. Bagley were $0.08 and $1.70, and each vested in three annual installments commencing on the date of grant. By their terms, each such option was subject to anti-dilution protection from the issuance of equity securities in financing transactions such that Dr. Lewis and Mr. Bagley would maintain potential equity ownership of at least 5% and 3% of the Company’s stock, respectively, until such time as the Company has received $25 million in gross proceeds from such transactions. Additional options to be granted under these anti-dilution provisions (the “anti-dilution options”) were to have the same terms, including exercise price and vesting schedule, as the originally-granted options.

In order to avoid potential deferred compensation treatment under the newly-adopted Section 409A of the Internal Revenue Code of 1986, as amended, Dr. Lewis agreed to increase the exercise price of anti-dilution options to purchase 141,920 shares of common stock from $0.08 to $4.31 (the fair market value on the date of grant). Likewise, Mr. Bagley agreed to increase the exercise price of anti-dilution options to purchase 90,614 shares of common stock from $1.70 to $4.31. In light of the significant loss of value resulting from the increased exercise prices, the Board determined to grant additional options to Dr. Lewis and Mr. Bagley to purchase 139,315 and 54,873 shares, respectively. The grant of these “make-up” options was also contingent upon the Company’s stockholders approving an increase in the number of shares reserved for issuance under the 2003 Stock Option Plan. Upon receipt of such approval at the annual stockholders’ meeting held April 26, 2006, the make-up options were priced at $5.01 per share (the fair market value of the Company’s common stock upon receipt of such approval) and were immediately exercisable. In connection with such grants, Dr. Lewis and Mr. Bagley each agreed to forego the rights they had to receive additional anti-dilution options.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options held by the named executives at December 31, 2006:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Jonathan Lewis, M.D., Ph.D.	17,116	8,558	(1)	$0.08	1/7/14
	161,986	80,993	(2)	$0.08	1/26/14
	58,526	29,263	(2)	$4.31	6/8/15
	36,107	18,054	(2)	$4.31	9/13/15
	75,000	0		$5.01	4/25/16
	139,315	0		$5.01	4/25/16
	0	30,000	(3)	$6.49	12/12/16
Richard E. Bagley	100,445	50,223	(4)	$1.70	7/1/14
	42,131	21,066	(4)	$4.31	6/8/15
	18,278	9,139	(4)	$4.31	9/13/015
	40,000	0		$5.01	4/25/16
	54,873	0		$5.01	4/25/16
	0	20,000	(5)	$6.49	12/12/06
Robert P. Gale, M.D., Ph.D, D.Sc.	1,711	856	(6)	$0.44	1/14/14
	15,029	7,514	(6)	$0.44	1/26/04
	8,349	16,699	(7)	$4.31	6/8/15
	25,000	0		$5.01	6/8/15

(1)	Option shares vested on January 8, 2007.
(2)	Option shares vested on January 27, 2007.
(3)	Vests with respect to 10,000 options shares on each of December 13, 2007, 2008 and 2009.
(4)	Option shares vest on July 1, 2007.
(5)	Vests with respect to 6,667 option shares on each of December 13, 2007 and 2008, and vests with respect to 6,666 option shares on December 13, 2009.
(6)	Option shares originally scheduled to vest on January 15, 2007. The Company accelerated vesting with respect to such option shares on January 15, 2007 in connection with the expiration of Dr. Gales’ employment.
(7)	Option shares originally scheduled to vest in equal installments on June 8, 2007 and 2008. The Company accelerated vesting with respect to such option shares on January 15, 2007 in connection with the expiration of Dr. Gale’s employment.

Severance or Change of Control Payments

Depending upon the events surrounding a possible termination of employment with Dr. Lewis or Mr. Bagley, they may continue to receive their base salary and, in certain circumstances, their guaranteed bonuses for one year following such termination. In addition, the vesting of Dr. Lewis’ and Mr. Bagley’s stock options may accelerate in whole or in part upon such termination. Dr. Lewis and Mr. Bagley have each agreed not to compete with us during the term of the employment agreement and for a one-year period thereafter, provided that we continue to pay their base salary and guaranteed bonus for that one-year period.

Director Compensation

As compensation for service as a member of the Board of Directors during the fiscal year ended December 31, 2006, each non-employee director of the Company received a $5,000 quarterly cash retainer paid in arrears. In addition, each non-employee director serving on the Company’s audit committee, compensation committee and nominating committee received a $1,000 cash payment for each committee meeting attended by such director.

Non-employee directors also receive stock options as granted from time to time and as recommended by the compensation committee. As with grants to employees generally, the Company’s practice is to approve grants to non-employee directors at the end of each fiscal year in consideration for services provided to the Company as director during the preceding year. On December 13, 2006, the compensation committee granted each non-employee director an option to purchase 15,000 shares of the Company’s common stock. Such options have a per share exercise price of $6.49 and vest in three annual installments.

At the end of fiscal 2005, the Company did not have a sufficient number of shares reserved for issuance under its 2003 Stock Option Plan to satisfy the year-end option grant recommendations for its employees and non-employee directors. As such, each non-employee director was granted an option to purchase 15,000 shares that was specifically contingent upon the Company’s stockholders approving an increase in the number of shares reserved for issuance under the 2003 Stock Option Plan. Such approval was obtained at the 2006 annual stockholders’ meeting held April 26, 2006, after which the 2005 year-end options to non-employee directors were priced at $5.01 per share. Due to the contingent nature of the options when granted, such options were exercisable in their entirety upon the date of grant.

The table below summarizes the compensation paid by the Company to its non-employee directors for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)		All Other Compensation ($)	Total ($)
Jonathan Lewis, M.D., Ph.D.	$0		$0		$0	$0
Richard E. Bagley	$0		$0		$0	$0
Murray Brennan, M.D.	$22,000	(2)	$85,251	(8)	$0	$107,251
James Cannon	$24,000	(3)	$85,251	(8)	$0	$109,251
Gary S. Fragin	$24,000	(4)	$85,251	(8)	$0	$109,251
Wyche Fowler, Jr., J.D.	$23,000	(5)	$85,251	(8)	$0	$108,251
Timothy McInerney	$20,000	(6)	$85,118	(8)	$0	$105,118
Michael Weiser, M.D., Ph.D.	$22,000	(7)	$85,251	(8)	$0	$107,251

(1)	Amounts listed reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the Company’s 2003 Stock Option Plan and thus may include amounts related to awards granted in and prior to 2006. Assumptions used in the calculation of this amount are included in footnote 2 to the Company’s audited financial statements for the fiscal years ended December 31, 2006 included in the Company Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on February 13, 2007.
(2)	Includes cash retainers totaling $20,000 and $2,000 in fees related to Dr. Brennan’s attendance at meetings of the compensation committee.
(3)	Includes cash retainers totaling $20,000 and $4,000 in fees related to Mr. Cannon’s attendance at meetings of the audit committee.
(4)	Includes cash retainers totaling $20,000 and $4,000 in fees related to Mr. Fragin’s attendance at meetings of the audit committee.
(5)	Includes cash retainers totaling $20,000 and $3,000 in fees related to Mr. Fowler’s attendance at meetings of the audit committee.
(6)	Includes cash retainers totaling $20,000.
(7)	Includes cash retainers totaling $20,000 and $2,000 in fees related to Dr. Weiser’s attendance at meetings of the compensation committee.
(8)	Awards held as of December 31, 2006 included options to acquire an aggregate of 45,029 shares of the Company’s common stock.

AMENDMENT TO 2003 STOCK OPTION PLAN
(Proposal Two)

Prior to the Company’s September 13, 2005 merger with ZIOPHARM, Inc., the Company maintained an Incentive Stock Option Plan under which 175,000 shares of common stock were reserved for issuance. Effective upon the merger, this Incentive Stock Option Plan and all rights thereunder were terminated. Upon the merger, the Company assumed ZIOPHARM, Inc.’s 2003 Stock Option Plan as its Stock Option Plan. There are currently 2,002,436 shares of the Company’s common stock reserved for issuance under the 2003 Stock Option Plan (the “2003 Plan”). 1,913,035 stock options have been granted and are outstanding under the 2003 Plan; accordingly, only 75,187 stock options or other equity-based awards can be granted under the 2003 Plan at the present time.

On March 21, 2007, the Board of Directors approved an amendment to the 2003 Plan, subject to approval at the annual meeting by the Company’s stockholders, to increase the number of shares reserved for issuance thereunder by 2,000,000 shares so that the total shares reserved for issuance pursuant to the 2003 Plan would be increased to 4,002,436. Although the 2003 Plan does not limit the aggregate number of shares reserved for issuance thereunder that may be granted during any period of time, the Board of Directors anticipates that the proposed increase in shares reserved for issuance under the 2003 Plan will be sufficient to satisfy grants to recipients in accordance with the Company’s compensation policies through fiscal 2007 and 2008.

The Board of Directors considered a number of factors in determining the appropriate number of shares for future issuance, including overhang levels at other similar sized competitive peer companies, the highly competitive labor market in the biotechnology industry, and the Company’s strategy to attract and retain highly regarded and well-qualified directors, officers and employees, particularly at this current stage of the Company’s growth and development. As part of this process, the Board of Directors obtained competitive information from the compensation committee’s independent compensation consultant on share usage and overhang levels that shareholders absorb as a result of outstanding equity awards plus shares available for future grant.

Immediately below is a summary of the existing 2003 Plan and a discussion of the federal income tax consequences of the issuance and exercise of incentives under the 2003 Plan to recipients and to the Company. This summary of the existing 2003 Plan is qualified entirely by reference to the complete text of the 2003 Plan, a copy of which may be obtained by referring to the information that the Company filed with the Securities and Exchange Commission.

Description of the Existing 2003 Plan

General

The purpose of the 2003 Plan is to increase stockholder value and to advance the interests of the Company by furnishing a variety of economic incentives (“Incentives”) designed to attract, retain and motivate employees, certain key consultants and directors of the Company. The compensation committee (the “Committee”) of Board of Directors administers the 2003 Plan. The Committee may grant Incentives to employees (including officers) of the Company or its subsidiaries, members of the Board of Directors, and consultants or other independent contractors who provide services to the Company or its subsidiaries, in the following forms, each of which is discussed below: (a) performance shares; (b) incentive stock options and non-statutory stock options; (c) stock appreciation rights (“SARs”); (d) stock awards; and (e) restricted stock.

The maximum number of shares of common stock which may be issued under the 2003 Plan is 2,002,436 shares, subject to adjustment in the event of a recapitalization or other corporate restructuring. This number represents approximately 9.5% of the outstanding shares of the Company’s common stock on the Record Date.

Stockholders are often interested in the potential for equity dilution resulting from grants of equity incentives (performance shares, stock options, restricted stock, etc.) under a company’s equity compensation plans. The percentage amount by which current stockholders’ equity interests may be diluted as a result of such grants is commonly referred to as the “overhang.” The overhang is calculated by dividing (i) the total number of incentives granted and available for grant under equity compensation plans, by (ii) the total shares outstanding assuming the exercise of all outstanding incentives and the grant and exercise of all available incentives. The current overhang for the 2003 Plan (which is currently the Company’s only equity compensation plan) is approximately 8.6%, based on amounts as of the Record Date.

Description of Incentives

Performance Shares.  Performance shares consist of the grant by the Company to an eligible employee of a contingent right to receive shares of common stock. Performance shares shall be paid in shares of common stock to the extent performance objectives set forth in the grant are achieved. The number of shares granted and the performance criteria are determined by the Committee.

Stock Options.  The Committee may grant non-qualified and incentive stock options to eligible employees to purchase shares of common stock from the Company. The 2003 Plan confers on the Committee discretion, with respect to any such stock option, to determine the term of each option, the time or times during its term when the option becomes exercisable and the number and purchase price of the shares subject to the option.

Stock Appreciation Rights.  A stock appreciation right or SAR is a right to receive, without payment to the Company, a number of shares, cash or any combination thereof, the amount of which is equal to the aggregate amount of the appreciation in the shares of common stock as to which the SAR is exercised. For this purpose, the “appreciation” in the shares consists of the amount by which the fair market value of the shares of common stock on the exercise date exceeds (a) in the case of an SAR related to a stock option, the purchase price of the shares under the option or (b) in the case of an SAR granted alone, without reference to a related stock option, an amount determined by the Committee at the time of grant. The Committee has the discretion to determine the number of shares as to which an SAR will relate as well as the duration and exercisability of an SAR.

Stock Awards.  Stock awards consist of the transfer by the Company to an eligible employee of shares of common stock, without payment, as additional compensation for services to the Company. The number of shares transferred pursuant to any stock award is determined by the Committee.

Restricted Stock.  Restricted stock consists of the sale or transfer by the Company to an eligible employee of one or more shares of common stock that are subject to restrictions on their sale or other transfer by the employee which restrictions will lapse after a period of time as determined by the Committee. The price at which restricted stock will be sold will be determined by the Committee, and it may vary from time to time and among employees and may be less than the fair market value of the shares at the date of sale. Subject to these restrictions and the other requirements of the 2003 Plan, a participant receiving restricted stock shall have all of the rights of a stockholder as to those shares.

Transferability of Incentives

Incentives granted under the 2003 Plan may not be transferred, pledged or assigned by the holder thereof except, in the event of the holder’s death, by will or the laws of descent and distribution to the limited extent provided in the 2003 Plan or the Incentive, or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules hereunder. However, stock options may be transferred by the holder thereof to the holder’s spouse, children, grandchildren or parents (collectively, the “Family Members”), to trusts for the benefit of Family Members, to partnerships or limited liability companies in which Family Members are the only partners or stockholders, or to entities exempt from federal income taxation pursuant to Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

Amendment of the 2003 Plan

The Board of Directors may amend or discontinue the 2003 Plan at any time. However, no such amendment or discontinuance may adversely change or impair a previously granted Incentive without the consent of the recipient thereof. Certain 2003 Plan amendments require stockholder approval, including amendments which would increase the maximum number of shares of Common Stock which may be issued to all participants under the 2003 Plan, change or expand the types of Incentives that may be granted under the 2003 Plan, change the class of persons eligible to receive Incentives under the 2003 Plan, or materially increase the benefits accruing to participants under the 2003 Plan.

Effect of Sale, Merger, Exchange or Liquidation

Unless otherwise provided in the agreement for an Incentive, in the event of an acquisition of the Company through the sale of substantially all of the Company’s assets or through a merger, exchange, reorganization or liquidation of the Company or a similar event as determined by the Committee (collectively a “transaction”), the Committee shall be authorized, in its sole discretion, to take any and all action it deems equitable under the circumstances, including but not limited to:

(1)	Terminating the 2003 Plan and all Incentives and (i) granting the holders of outstanding vested options, in lieu of any shares of common stock they would be entitled to receive under such options, such stock, securities or assets, including cash, as would have been paid to such participants if their options had been exercised and such holder had received common stock immediately prior to such transaction (with appropriate adjustment for the exercise price, if any), (ii) granting the holders of performance shares and/or SARs that entitle the participant to receive common stock, in lieu of any shares of common stock each participant was entitled to receive as of the date of the transaction pursuant to the terms of such Incentive, if any, such stock, securities or assets, including cash, as would have been paid to such participant if such common stock had been issued to and held by the participant immediately prior to such transaction; and (iii) treating holders of any Incentive which does not entitle the participant to receive common stock in an equitable manner as determined by the Committee;
(2)	Providing that participants holding outstanding vested common stock-based Incentives shall receive, with respect to each share of common stock issuable pursuant to such Incentives as of the effective date of any such transaction, at the determination of the Committee, cash, securities or other property, or any combination thereof, in an amount equal to the excess, if any, of the fair market value of such common stock on a date within ten days prior to the effective date of such transaction over the option price or other amount owed by a participant, if any, and that such Incentives shall be cancelled, including the cancellation without consideration of all options that have an exercise price below the per share value of the consideration received by the Company in the transaction;
(3)	Providing that the 2003 Plan (or a replacement plan) shall continue with respect to Incentives not cancelled or terminated as of the effective date of such transaction and provide to participants holding such Incentives the right to earn their respective Incentives on a substantially equivalent basis (taking into account the transaction and the number of shares or other equity issued by such successor entity) with respect to the equity of the entity succeeding the Company by reason of such transaction; and
(4)	Providing that all unvested, unearned or restricted Incentives, including but not limited to restricted stock for which restrictions have not lapsed as of the effective date of such transaction, shall be void and deemed terminated, or, in the alternative, for the acceleration or waiver of any vesting, earning or restrictions on any Incentive.

In addition, the Committee may restrict the rights of participants in the event of a transaction to the extent necessary to comply with Section 16(b) of the Securities Exchange Act of 1934, the Internal Revenue Code or any other applicable law or regulation.

Federal Income Tax Consequences

The following discussion sets forth certain United States income tax considerations in connection with the ownership of common stock. These tax considerations are stated in general terms and are based on the Internal Revenue Code of 1986 in its current form and current judicial and administrative interpretations thereof. This discussion does not address state or local tax considerations with respect to the ownership of common stock. Moreover, the tax considerations relevant to ownership of the common stock may vary depending on a holder’s particular status.

An employee who receives restricted stock or performance shares subject to restrictions which create a “substantial risk of forfeiture” (within the meaning of section 83 of the Code) will normally realize taxable income on the date the shares become transferable or are no longer subject to substantial risk of forfeiture or on the date of their earlier disposition. The amount of such taxable income will be equal to the amount by which the fair market value of the shares of common stock on the date such restrictions lapse (or any earlier date on which the shares are disposed of) exceeds their purchase price, if any. An employee may elect, however, to include in income in the year of purchase or grant the excess of the fair market value of the shares of common stock (without regard to any restrictions) on the date of purchase or grant over its purchase price. The Company will be entitled to a deduction for compensation paid in the same year and in the same amount as income is realized by the employee.

An employee who receives a stock award under the 2003 Plan consisting of shares of common stock will realize ordinary income in the year of the award in an amount equal to the fair market value of the shares of common stock covered by the award on the date it is made, and the Company will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income. An employee who receives a cash award will realize ordinary income in the year the award is paid equal to the amount thereof, and the amount of the cash will be deductible by the Company.

When a non-qualified stock option granted pursuant to the 2003 Plan is exercised, the employee will realize ordinary income measured by the difference between the aggregate purchase price of the shares of common stock as to which the option is exercised and the aggregate fair market value of shares of the common stock on the exercise date, and the Company will be entitled to a deduction in the year the option is exercised equal to the amount the employee is required to treat as ordinary income.

Options that qualify as incentive stock options are entitled to special tax treatment. Under existing federal income tax law, if shares purchased pursuant to the exercise of such an option are not disposed of by the optionee within two years from the date of granting of the option or within one year after the transfer of the shares to the optionee, whichever is longer, then (i) no income will be recognized to the optionee upon the exercise of the option; (ii) any gain or loss will be recognized to the optionee only upon ultimate disposition of the shares and, assuming the shares constitute capital assets in the optionee’s hands, will be treated as long-term capital gain or loss; (iii) the optionee’s basis in the shares purchased will be equal to the amount of cash paid for such shares; and (iv) the Company will not be entitled to a federal income tax deduction in connection with the exercise of the option. The Company understands that the difference between the option price and the fair market value of the shares acquired upon exercise of an incentive stock option will be treated as an “item of tax preference” for purposes of the alternative minimum tax. In addition, incentive stock options exercised more than three months after retirement are treated as non-qualified options.

The Company further understands that if the optionee disposes of the shares acquired by exercise of an incentive stock option before the expiration of the holding period described above, the optionee must treat as ordinary income in the year of that disposition an amount equal to the difference between the optionee’s basis in the shares and the lesser of the fair market value of the shares on the date of exercise or the selling price. In addition, the Company will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income.

If the exercise price of an option is paid by surrender of previously owned shares, the basis of the shares surrendered is carried over to the shares received in replacement of the previously owned shares. If the option is a nonstatutory option, the gain recognized on exercise is added to the basis. If the option is an incentive stock option, the optionee will recognize gain if the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the applicable holding period. This gain will be added to the basis of the shares received in replacement of the previously owned shares.

When a stock appreciation right granted pursuant to the 2003 Plan is exercised, the employee will realize ordinary income in the year the right is exercised equal to the value of the appreciation which the employee is entitled to receive pursuant to the formula described above, and the Company will be entitled to a deduction in the same year and in the same amount.

The 2003 Plan is intended to enable the Company to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code. Section 162(m) provides that, subject to certain exceptions, the Company may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year. Section 162(m) excludes certain performance-based compensation from the $1 million limitation.

The discussion set forth above does not purport to be complete analysis of the potential tax consequences relevant to recipients of options or to the Company or to describe tax consequences based on particular circumstances. It is based on federal income tax and interpretational authorities as of the date of this proxy statement, which are subject to change at any time.

Proposed Amendment to 2003 Plan

If approved by the Company’s stockholders, the proposed amendment to the 2003 Plan will increase the number of shares of the Company’s common stock that are reserved for issuance under the 2003 Plan from 2,002,436 shares to 4,002,436 shares, subject to adjustment in the event of a recapitalization or other corporate restructuring. The amendment would represent an increase of 2,000,000 shares reserved for issuance under the 2003 Plan and, as amended, the shares reserved for issuance under the 2003 Plan would represent approximately 18.9% of the outstanding shares of the Company’s common stock on the Record Date. The overhang calculation as of the Record Date assuming the increased number of shares reserved for issuance under the 2003 Plan would be approximately 15.8%.

Securities Authorized for Issuance under Equity Compensation Plans

The 2003 Plan, which is currently the Company’s only equity compensation plan, was approved by the ZIOPHARM, Inc. stockholders. The following table sets forth certain information as of December 31, 2006 with respect to the 2003 Plan:

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options (A)	Weighted-Average Exercise Price of Outstanding Options (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)
Equity compensation plans approved by security holders:
2003 Stock Option Plan	1,913,035	$3.95	75,187
Total:	1,913,035	$3.95	75,187
Equity compensation plans not approved by stockholders:
None	—	—	—
Total	—	—	—

RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal Three)

Our Board of Directors and management are committed to the quality, integrity and transparency of the financial reports. Independent auditors play an important part in our system of financial control. In accordance with the duties set forth in its written charter (a copy of which was attached as Appendix B to the proxy statement for the 2006 annual meeting of stockholders), the audit committee of our Board of Directors has appointed Vitale, Caturano & Company, Ltd. as our independent registered public accounting firm for the fiscal year ending December 31, 2007. A representative of Vitale, Caturano & Company, Ltd. is not expected to attend this year’s annual meeting.

If the stockholders do not ratify the appointment of Vitale, Caturano & Company, Ltd., the audit committee may reconsider its selection, but is not required to do so. Notwithstanding the proposed ratification of the appointment of Vitale, Caturano & Company, Ltd. by the stockholders, the audit committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year without notice to, or the consent of, the stockholders, if the audit committee determines that such a change would be in the Company’s best interests and the best interests of its stockholders.

Fees Billed to Company by Auditors:

Vitale, Caturano & Company, Ltd. and Cordovano and Honeck, P.C. served as the Company’s principal independent accounting firm for the fiscal years ended December 31, 2006 and December 31, 2005, respectively. The following table presents fees billed by such principal independent accounting firms during the fiscal years ended December 31, 2006 and December 31, 2005.

	Fiscal Year Ended December 31, 2006		Fiscal Year Ended December 31, 2005
	Vitale, Caturano Company, Ltd.	Cordovano and Hoeck, P.C.	Vitale, Caturano & Company, Ltd.	Cordovano and Honeck, P.C.
Audit Fees(1)	$93,165	—	$43,050	$6,385
Audit Related Fees(2)	—	—	—	—
Tax Fees	$10,000	—	8,000	—
All Other Fees(3)	—	—	—	—
Total	$103,165	—	$51,050	$6,385

(1)	Represents amounts related to the audit of the Company’s annual consolidated financial statements and the review of the Company’s consolidated financial statements included in the Company’s quarterly reports on Form 10-QSB.
(2)	Represents amounts reasonably related to the performance of the audit or review of the Company’s consolidated financial statements which are not reported under the Audit Fees category. A majority of this amount includes fees for an internal control review pursuant to Section 404 of the Sarbanes Oxley Act of 2002.
(3)	Represents tax consulting services with respect to the impact of Internal Revenue Code Section 409A.

The audit committee of the Board of Directors has reviewed the services described in footnotes (2) and, (3) above provided by Vitale, Caturano & Company, Ltd., as well as the amounts billed for such services, and after consideration has determined that the receipt of these fees by Vitale, Caturano & Company, Ltd. is compatible with the provision of independent audit services. The audit committee has discussed these services and fees with Vitale, Caturano & Company, Ltd. and Company management to determine that they are appropriate under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as under guidelines of the American Institute of Certified Public Accountants.

Pre-Approval Policy

The audit committee charter provides that all audit and non-audit accounting services that are permitted to be performed by the Company’s principal independent accountant under applicable rules and regulations must be pre-approved by the audit committee or by designated independent members of the audit committee, other than with respect to de minimis exceptions permitted under Section 202 of the Sarbanes-Oxley Act of 2002. Following adoption of the audit committee charter, all services performed by Vitale, Caturano & Company, Ltd. have been pre-approved in accordance with the charter.

Prior to or as soon as practicable following the beginning of each fiscal year, a description of audit, audit-related, tax, and other services expected to be performed by the independent auditor in the following fiscal year is presented to the audit committee for approval. Following such approval, any requests for audit, audit-related, tax, and other services not presented and pre-approved must be submitted to the audit committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, may be delegated to one or more members of the audit committee who are independent directors. In the event such authority is so delegated, the full audit committee must be updated at the next regularly scheduled meeting with respect to any services that were granted specific pre-approval by delegation. During fiscal year 2005 and following adoption of the audit committee charter, the audit committee has functioned in conformance with these procedures.

Changes in our Certifying Accountant

On November 9, 2005, we, upon the recommendation and approval of our audit committee, dismissed Cordovano and Honeck, P.C., independent registered public accounting firm, as our principal independent accountant. On the same date, we engaged Vitale, Caturano & Company, Ltd., independent registered public accounting firm, to serve as our principal independent accountant.

Cordovano and Honeck, P.C.’s reports on our financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2004 and 2003, and subsequently through the date of Cordovano and Honeck, P.C.’s dismissal, there were no disagreements with Cordovano and Honeck, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Cordovano and Honeck, P.C.’s satisfaction, would have caused it to make reference to the subject matter in connection with its report on our financial statements for such fiscal years.

We provided Cordovano and Honeck, P.C. with a copy of the foregoing disclosures and requested that Cordovano and Honeck, P.C. furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of such letter was filed as Exhibit 16.1 to our Form 10-QSB for the quarter ended September 30, 2005, which was filed with the Securities and Exchange Commission on November 10, 2005.

Vitale, Caturano & Company, Ltd. served as the accountant for ZIOPHARM, Inc., a Delaware corporation that became our wholly-owned subsidiary on September 13, 2005 and merged with and into us on September 14, 2005, since the date of that corporation’s inception in September 2003. During the years ended December 31, 2004 and 2003, and subsequently through November 9, 2005, neither we nor anyone acting on our behalf consulted with Vitale, Caturano & Company, Ltd. regarding any of the matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-B.

We provided Vitale, Caturano & Company, Ltd. with a copy of the foregoing disclosures and provided Vitale, Caturano & Company, Ltd. the opportunity to furnish a letter containing any new information, clarification of the above disclosures, or disagreements with the statements made herein.

OTHER MATTERS

Board of Directors and Committees

Board of Directors

The Company’s Board of Directors is currently comprised of eight directors, each of which has been nominated for re-election to the Board of Directors (see Proposal One). The Board has determined that Dr. Murray Brennan, Mr. James Cannon, Senator Wyche Fowler, Jr., Mr. Gary S. Fragin, Mr. Timothy McInerney and Dr. Michael Weiser are “independent directors,” as such term is defined in Section 4200(a)(15) of National Association of Securities Dealers’ listing standards.

The Board of Directors held six meetings during fiscal year 2006 and took action by written consent on four occasion(s). The Board of Directors has an audit committee, a compensation committee and a nominating committee. No director attended fewer than 75 percent of the aggregate number of meetings of the Board of Directors and the committees of the Board on which such director(s) served during the 2006 fiscal year. Although the Company has no formal policy regarding directors’ attendance at the Company’s annual stockholders meetings, the Company encourages such attendance by all members of the Board of Directors. No members of the Board of Directors attended the Company’s 2006 annual stockholders meeting.

Audit Committee of the Board of Directors

The Company maintains a three member audit committee of the Board of Directors. The current members of the audit committee are Mr. James Cannon, who serves as the committee’s Chairman, and Mr. Gary S. Fragin and Senator Wyche Fowler, Jr. The audit committee operates under a written charter adopted by the Board of Directors, a copy of which was attached as Appendix B to the proxy statement for the 2006 Annual Meeting of Stockholders and is available on the Company’s website at www.ziopharm.com. As set forth in the charter, the primary responsibility of the audit committee is to oversee the Company’s financial reporting processes and internal control system on behalf of the Board of Directors. In that regard, the audit committee is, among other things, responsible for the appointment, compensation, retention and oversight of the work performed by the registered public accounting firm employed by the Company.

Each member of the audit committee is an “independent director,” as such term is defined in Section 4200(a)(15) of National Association of Securities Dealers’ listing standards, and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. The Board of Directors has also determined that each of the audit committee members is able to read and understand fundamental financial statements and that at least one member of the audit committee has past employment experience in finance or accounting. The Board of Directors has determined that at least one member of the audit committee, Mr. James Cannon, is an “audit committee financial expert” as that term is defined in Item 401(2)(2) of Regulation S-B promulgated under the Securities Exchange Act of 1934, as amended. Mr. Cannon’s relevant experience includes his current service as the Chief Financial Officer of BBDO Worldwide, a position he has held for the past 20 years, and his past service as director of financial operations of the Omnicom Group.

The audit committee held four meetings during fiscal year 2006, during which the audit committee held discussions with financial management and representatives from the independent audit firm prior to the filing of each quarterly report on Form 10-QSB and annual report on Form 10-KSB filed with the Securities and Exchange Commission.

Compensation Committee of the Board of Directors

The Company maintains a two member compensation committee of the Board of Directors. The current members of the compensation committee are Dr. Murray Brennan, who serves as the committee’s Chairman, and Dr. Michael Weiser. The Board of Directors has adopted a written charter for the compensation committee, a copy of which is available on the Company’s website at www.ziopharm.com. The compensation committee reviews the Company’s remuneration policies and practices and makes recommendations to the Board of Directors in connection with all compensation matters affecting the executive officers of the Company.

Each member of the compensation committee is an “independent director,” as such term is defined in Section 4200(a)(15) of National Association of Securities Dealers’ listing standards, and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended.

The compensation committee held two meetings during fiscal year 2006.

Compensation Committee Processes and Procedures for the Consideration and Determination of Executive Officer and Director Compensation

Pursuant to the authority granted under its written charter, the compensation committee is responsible for reviewing, approving and communicating to the Board of Directors all decisions on major compensation plans and other related programs of the Company. As it relates to the compensation of our Chief Executive Officer, the compensation committee is charged with, among other things, annually reviewing and approving Company goals and objectives relevant to our Chief Executive Officer’s compensation level, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and recommending to the Board of Directors the appropriate amount of salary, bonus and equity incentive awards to be paid and/or awarded to our Chief Executive Officer. The compensation committee is also responsible for approving the compensation of the Company’s other executive officers, reviewing and approving executive employment agreements and, where applicable, severance arrangements, and granting equity incentive awards under the Company’s 2003 Stock Option Plan.

In making compensation recommendations and determinations, the compensation committee has taken into account the compensation levels of executives in similar capacities and industries and has established levels of salary, bonus and equity incentive compensation based in large part on that review. Historically, compensation decisions (including those made in early 2007) were based on size-adjusted data obtained through an independent third-party survey, notably the Radford Biotechnology Survey. This data was compiled and presented along with recommendations to the Board by the Company. Individual discretionary bonus determinations have taken into account an executive officer’s position and level of responsibility, along with the executive’s performance during the previous fiscal year. Awards of equity incentive compensation, which to date have been comprised of stock options, have taken into account the executive officer’s and the Company’s performance during the previous fiscal year and his or her potential to influence the Company’s operations in the future. The compensation committee has not based its considerations on any single performance factor nor has it specifically assigned relative weights to factors, but rather has considered a mix of factors and have evaluated both the Company’s and the individual’s performance against that mix.

In December 2006, the compensation committee engaged Frederic W. Cook & Co. as the compensation committee’s independent compensation consultant to perform a comprehensive review of our approach to and delivery of executive compensation; the results of the study were presented in March 2007. The compensation committee has the sole authority to retain and to terminate this relationship, and to approve the fees and other retention terms.

Nominating Committee of the Board of Directors

The Company maintains a two member nominating committee of the Board of Directors. The current members of the nominating committee are Senator Wyche Fowler, Jr., who serves as the committee’s Chairman, and Mr. Timothy McInerney. The nominating committee operates under a written charter adopted by the Board of Directors, a copy of which is available at the Company’s website at www.ziopharm.com. As set forth in the charter, the primary responsibility of the nominating committee is to consider and make recommendations to the Board of Directors concerning the appropriate size, function and needs of the Board of Directors and its committees. In that regard, the nominating committee is, among other things, responsible for establishing criteria for membership on Board of Directors, recruiting and recommending candidates to fill newly created or vacant positions on the Board of Directors and reviewing any candidates recommended by stockholders.

Each member of the nominating committee is an “independent director,” as such term is defined in Section 4200(a)(15) of National Association of Securities Dealers’ listing standards, and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. The nominating committee held no formal meetings during fiscal year 2006.

The nominating committee (or a subcommittee thereof) recruits and considers director candidates and presents qualified candidates to the full Board of Directors for consideration. Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability and the nominating committee will consider director candidates recommended by security holders.

The nominating committee will consider each candidate’s general business and industry experience, his or her ability to act on behalf of stockholders, overall Board of Directors diversity, potential concerns regarding independence or conflicts of interest and other factors relevant in evaluating Board of Directors nominees. If the nominating committee approves a candidate for further review following an initial screening, the nominating committee will establish an interview process for the candidate. Generally, the candidate will meet with at least a majority of the members of the nominating committee, along with the Company’s Chief Executive Officer. Contemporaneously with the interview process, the nominating committee will conduct a comprehensive conflicts-of-interest assessment of the candidate. The nominating committee will consider reports of the interviews and the conflicts-of-interest assessment to determine whether to recommend the candidate to the full Board of Directors. The nominating committee will also take into consideration the candidate’s personal attributes, including, without limitation, personal integrity, loyalty to the Company and concern for its success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital part in the Company’s good corporate citizenship and image, time available for meetings and consultation on Company matters and willingness to assume broad, fiduciary responsibility.

Recommendations for candidates to be considered for election to the Board of Directors at the Company’s annual stockholders’ meeting may be submitted to the nominating committee by the Company’s stockholders. In order to make such a recommendation, a stockholder must submit the recommendation in writing to the Chairperson of the nominating committee, in care of the Company’s Chief Financial Officer at the Company’s headquarters address, at least 120 days prior to the mailing date of the previous year’s annual meeting proxy statement. To enable the nominating committee to evaluate the candidate’s qualifications, stockholder recommendations must include the following information:

•	The name and address of the nominating stockholder and of the director candidate;
•	A representation that the nominating stockholder is a holder of record of the Company entitled to vote at the current year’s annual meeting;
•	A description of any arrangements or understandings between the nominating stockholder and the director candidate or candidates being recommended pursuant to which the nomination or nominations are to be made by the stockholder;
•	A resume detailing the educational, professional and other information necessary to determine if the nominee is qualified to hold a Board position;
•	Such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the Board of Directors; and
•	The consent of each nominee to serve as a director of the Company if so elected.

Each of the individuals nominated for re-lection to the Board of Directors pursuant to Proposal One were approved for such nomination by the nominating committee.

Ability of Stockholders to Communicate with the Company’s Board of Directors

The Company has established means for stockholders and others to communicate with the Board of Directors. If a stockholder wishes to address a matter regarding the Company’s financial statements, accounting practices or internal controls, the matter should be submitted in writing addressed to the Chairperson of the audit committee in care of the Chief Financial Officer at the Company’s headquarters address. If the matter relates to the Company’s governance practices, business ethics or corporate conduct, it should be submitted in writing addressed to the Chairperson of the nominating committee in care of the Chief Financial Officer at the Company’s headquarters address. If a stockholder is unsure where to direct a communication, the stockholder may direct it in writing to the Chairperson of the audit committee, or to any one of the independent directors of the Company, in care of the Chief Financial Officer at the Company’s headquarters address. All of these stockholder communications will be forwarded by the Chief Financial Officer to the addressee.

Report of the Audit Committee*

The audit committee has reviewed the Company’s audited financial statements for the last fiscal year, and has discussed them with management and the Company’s independent registered public accounting firm.

Specifically, the audit committee has discussed with its independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The audit committee has received and reviewed the written disclosures and the letter from its independent registered public accounting firm required by Independence Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and has discussed with the Company’s independent registered public accounting firm their independence, including a consideration of the compatibility of non-audit services with such independence.

The audit committee, based on the review and discussions described above with management and the Company’s independent registered public accounting firm, has recommended to the Board of Directors, which adopted the recommendation, that the audited consolidated financial statements be included in the Company’s annual report on Form 10-KSB for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

As reported:

James Cannon
Wyche Fowler, Jr.
Gary S. Fragin

*	This report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether before or after the date hereof and irrespective of any general incorporation language in any such filing.

Code of Business Conduct and Ethics

Our Board of Directors adopted a Code of Business Conduct and Ethics to be applicable to all officers, directors and employees. The Code of Business Conduct and Ethics is intended to be designed to deter wrong-doing and promote honest and ethical behavior, full, fair, timely, accurate and understandable disclosure, and compliance with applicable laws. The Board adopted the Code of Business Conduct and Ethics on February 22, 2006. A copy of the Code of Business Conduct and Ethics can be obtained and will be provided to any person without charge upon written request to our Chief Financial Officer at the Company’s headquarters address.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table summarizes certain information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of our outstanding common stock as of February 24, 2006 by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of the named executives, and (iv) all current executive officers and directors as a group. Except as indicated in the footnotes below, the persons listed below possess sole voting and investment power with respect to their shares. Except as otherwise indicated, the address of the persons listed below is 1180 Avenue of the Americas, 19th Floor, New York, NY 10036.

The following table summarizes certain information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of our outstanding common stock as of March 8, 2007 by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of the named executives, and (iv) all current executive officers and directors as a group. Except as indicated in the footnotes below, the persons listed below possess sole voting and investment power with respect to their shares. Except as otherwise indicated, the address of the persons listed below is 1180 Avenue of the Americas, 19th Floor, New York, NY 10036.

Name and Address of Beneficial Owner	Shares of Common StockBeneficially Owned (#) (1)		Percentage of Common Stock Beneficially Owned (%)
Dr. Jonathan Lewis	626,918	(2)	2.87%
Richard E. Bagley	255,729	(3)	1.19%
Murray Brennan	30,029	(4)	*
James Cannon	30,029	(4)	*
Hon. Wyche Fowler, Jr.	30,029	(4)	*
Gary S. Fragin	30,029	(4)	*
Timothy McInerney	230,477	(5)	1.08%
Michael Weiser	167,359	(6)	*
All current executive officers and directors as a group	1,400,599	(7)	6.24%
Essex Woodlands Health Ventures Fund VI LP 1001 Woodloch Forest Drive, Suite 175 The Woodlands, TX 77380	2,296,652	(8)	10.65%
PTV Sciences II, L.P. 221 West 6th Street, Suite 700 Austin, TX 78701	1,837,320	(9)	8.55%
Lindsay A. Rosenwald 787 Seventh Avenue, 48th Floor New York, NY 10019	1,590,058	(10)	7.31%
Procific/Abu Dhabi Investment Authority P.O. Box 3600 Abu Dhabi, United Arab Emirates	1,403,888	(11)	6.53%
ProQuest Investments III, LP 90 Nassau Street, 5th Floor Princeton, NJ 08542	1,403,888	(12)	6.53%
Mibars, LLC (9) 365 West End Avenue New York, NY 10024	1,214,456	(13)	5.73%
LBI Group, Inc. 745 Seventh Avenue New York, NY 10019	1,123,109	(14)	5.24%

Name and Address of Beneficial Owner	Shares of Common StockBeneficially Owned (#) (1)		Percentage of Common Stock Beneficially Owned (%)
Millennium Partners, L.P. 666 Fifth Avenue New York, NY 10103	1,076,929	(15)	5.08%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with SEC rules, beneficial ownership includes any shares as to which the security or stockholder has sole or shared voting power or investment power, and also any shares which the security or stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the security or stockholder that he, she or it is a direct or indirect beneficial owner of those shares.
(2)	Includes 624,918 shares issuable upon the exercise of stock options that are currently exercisable or will become exercisable within the next 60 days.
(3)	Includes 255,729 shares issuable upon the exercise of stock options that are currently exercisable or will become exercisable within the next 60 days.
(4)	Includes 30,029 shares issuable upon the exercise of stock options that are currently exercisable or will become exercisable within the next 60 days.
(5)	Includes 137,243 shares issuable upon the exercise of warrants and 30,029 shares issuable upon the exercise of stock options that are currently exercisable or will become exercisable within the next 60 days.
(6)	Includes 53,885 shares issuable upon the exercise of warrants and 30,029 shares issuable upon the exercise of stock options that are currently exercisable or will become exercisable within the next 60 days.
(7)	Includes 191,128 shares issuable upon the exercise of warrants and 1,060,821 shares issuable upon the exercise of stock that are currently exercisable or will become exercisable within the next 60 days.
(8)	Based on the most recent Form 3 filed with the Securities and Exchange Commission on February 23, 2007. Includes 382,776 shares issuable upon the exercise of warrants that are currently exercisable or will become exercisable within the next 60 days.
(9)	Includes 206,145 shares issuable upon the exercise of warrants that are currently exercisable or will become exercisable within the next 60 days.
(10)	Excludes any shares which may be held by certain trusts for the benefit of Dr. Rosenwald and his family for which Dr. Rosenwald disclaims beneficial ownership. Includes 513,464 shares issuable upon the exercise of warrants granted to Dr. Rosenwald and 62,621 shares issuable upon the exercise of warrants granted to Paramount BioCapital Investments, LLC, of which Dr. Rosenwald is the managing member, both such warrants are currently exercisable or will become exercisable within the next 60 days. Also includes 563,296 shares that Dr. Rosenwald has the right to acquire from existing stockholders under certain circumstances pursuant to the terms of pledge agreements between Dr. Rosenwald and such stockholders.
(11)	Based on the most recent Schedule 13G filed with the Securities and Exchange Commission on or about May 12, 2006. Includes 323,974 shares issuable upon the exercise of warrants that are currently exercisable or will become exercisable within the next 60 days.
(12)	Based on the most recent Schedule 13G filed with the Securities and Exchange Commission on or about May 11, 2006. Includes 323,974 shares issuable upon the exercise of warrants that are currently exercisable or will become exercisable within the next 60 days.
(13)	Based on the most recent Form 3 filed with the Securities and Exchange Commission on September 23, 2005. Mibars, Inc. is a wholly-owned subsidiary of Paloma International L.P.; S. Donald Sussman, the controlling person of Paloma International L.P., may be deemed to beneficially own the shares of common stock beneficially owned by Paloma International L.P.
(14)	Based on the most recent Schedule 13G filed with the Securities and Exchange Commission on May 5, 2006. Includes 259,179 shares issuable upon the exercise of warrants that are currently exercisable or will become exercisable within the next 60 days.
(15)	Based on the most recent Schedule 13G filed with the Securities and Exchange Commission on February

27, 2007. Excludes 206,145 shares issuable upon the exercise of warrants that contain a “blocker” provision that limits the shareholder’s ability exercise such warrants to the extent that such exercise would cause the shareholder’s beneficial ownership in the Company to exceed 4.99%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with our offering of common stock and warrants to certain institutional and other accredited investors that was completed on May 3, 2006, pursuant to which the Company received gross proceeds of approximately $37 million, the Company engaged Paramount BioCapital, Inc. (“Paramount”) as a co-placement agent pursuant to a placement agency agreement dated March 13, 2006. Pursuant to the placement agency agreement and in consideration for services rendered in connection with the offering, the Company paid Paramount aggregate cash commissions of $1,726,644 and issued 7-year warrants to Paramount and its designees to purchase an aggregate of 487,526 shares at an exercise price of $5.09 per share. The Company also agreed to reimburse Paramount and the other co-placement agent for their accountable expenses incurred in connection with the offering.

In connection with a May 2005 private placement, ZIOPHARM, Inc. (the Company’s predecessor) entered into an introduction with Paramount pursuant to which ZIOPHARM, Inc. granted Paramount a right of first refusal to act as the placement agent for the private sale of ZIOPHARM, Inc.’s securities until May 31, 2008. Upon the Company’s September 2005 merger with ZIOPHARM, Inc., the Company succeeded to ZIOPHARM, Inc.’s rights and obligations under such agreement. On December 18, 2006, the Company paid Paramount $180,000.00 in consideration for the early termination of such right of first refusal.

In connection with our offering of common stock and warrants to certain institutional accredited investors that was completed on February 23, 2007, pursuant to which the Company received gross proceeds of approximately $30.9 million, the Company engaged Paramount as a co-placement agent pursuant to a placement agency agreement dated February 15, 2007. Pursuant to the placement agency agreement and in consideration for services rendered in connection with the offering, the Company paid Paramount aggregate cash commissions of $1,019,250 and issued 5-year warrants to Paramount and its designees to purchase an aggregate of 97,536 shares at an exercise price of $5.75 per share.

Timothy McInerney, who serves as a director of the Company, is also a full-time employee of Paramount. Dr. Michael Weiser, who also serves as a director of the Company, was a full-time employee serving as Director of Research of Paramount until December 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-ten-percent stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of the Forms 3, 4 and 5 (and amendments thereto) that we received with respect to transactions during fiscal 2006, we believe that the Company’s officers, directors and greater-than-ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements, except as listed in the table below.

The following table shows the transactions for fiscal year 2006 that were not timely filed in compliance with Section 16(a) filing requirements:

Name of Filer	Description of Transaction	Transaction Date	Filing Date
Jonathan Lewis, M.D, Ph.D.	Stock Option Grant	12/13/06	01/22/07
Richard E. Bagley	Stock Option Grant	12/13/06	01/19/07
Murray Brennan, M.D.	Stock Option Grant Stock Option Grant	04/26/06 12/13/06	05/15/06 01/23/07
James A. Cannon	Stock Option Grant	12/13/06	01/23/07
Senator Wyche Fowler, Jr., J.D.	Stock Option Grant	12/13/06	01/23/07

Name of Filer	Description of Transaction	Transaction Date	Filing Date
Gary S. Fragin	Stock Option Grant	12/13/06	01/25/07
Timothy McInerney	Allocation of Warrant Stock Option Grant	05/03/06 12/13/06	05/19/06 01/23/07
Michael Weiser, M.D. Ph.D.	Allocation of Warrant Stock Option Grant	05/03/06 12/13/06	05/19/06 01/19/07

PROPOSALS OF STOCKHOLDERS

Any stockholder who desires to submit a proposal for action by the stockholders at the next annual stockholders’ meeting, which is the 2008 annual meeting following the Company’s 2007 fiscal year, must submit that proposal in writing to the Chief Financial Officer of the Company at the Company’s corporate headquarters by November 30, 2007 to have the proposal included in the Company’s proxy statement for that meeting. Due to the complexity of the respective rights of the stockholders and the Company in this area, any stockholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. The Company suggests that any such proposal be submitted to the Company by certified mail, return receipt requested.

DISCRETIONARY PROXY VOTING AUTHORITY /
UNTIMELY STOCKHOLDER PROPOSALS

Rule 14a-4 promulgated under the Securities Exchange Act of 1934 governs the Company’s use of its discretionary proxy voting authority with respect to a stockholder proposal that the stockholder has not sought to include in the Company’s proxy statement. Rule 14a-4 provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter.

With respect to the Company’s next annual stockholders’ meeting, the 2008 annual meeting, if the Company is not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in the Company’s proxy statement, by February 13, 2008, the management proxies will be allowed to use their discretionary authority as outlined above.

SOLICITATION

The Company will bear the cost of preparing, assembling and mailing the proxy, proxy statement, annual report and other material which may be sent to the stockholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition officers and regular employees of the Company may solicit proxies personally, by telephone, by special letter, or via the Internet.

The Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors

ZIOPHARM Oncology, Inc.

Richard Bagley, President, Chief Operating Officer and
Chief Financial Officer

[ PROXY CARD ]

ZIOPHARM Oncology, Inc.

Proxy for Annual Meeting of Stockholders

The undersigned, a stockholder of ZIOPHARM Oncology, Inc., hereby appoints Jonathan Lewis M.D., Ph.D. and Richard Bagley, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the annual stockholders’ meeting of ZIOPHARM Oncology, Inc. to be held at the New York Academy of Sciences Building, 7 World Trade Center, 250 Greenwich Street, 40th Floor, New York, NY 10007, at 10:00 a.m. Eastern Time, on Wednesday, April 25, 2007, and at any and all adjournments thereof, with all the powers which the undersigned would possess if personally present, upon:

(1)	Proposal to elect eight directors for a term of one year.

FOR all nominees listed below: (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below:
INSTRUCTION:	To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below
(2)	Proposal to approve an amendment to the Company’s 2003 Stock Option Plan to increase the number of shares of common stock reserved for issuance thereunder from 2,002,436 shares to 4,002,436 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN
(3)	Proposal to ratify the appointment of Vitale, Caturano & Company, Ltd. as the independent registered public accounting firm of the Company for fiscal 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN
(4)	Upon such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors recommends a vote “FOR” proposals 1 through 4

(Continued, and TO BE COMPLETED AND SIGNED, on the reverse side)

(Continued from other side)

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting of Stockholders.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. When properly executed, this proxy will be voted on the proposals set forth herein as directed by the stockholder, but if no direction is made in the space provided, this proxy will be voted FOR the election of all nominees for director, FOR the amendment to the Company’s 2003 Stock Option Plan; and FOR ratification of Vitale, Caturano & Company, Ltd.’s appointment as independent registered public accounting firm for fiscal.

Dated , 2007

x

x

(Stockholder must sign exactly as the name appears at left. When signed as a corporate officer, executor, administrator, trustee, guardian, etc., please give full title as such. If shares are held by two or more persons as joint tenants, all must sign.)